Exhibit 10.29

Alliance Gaming

Corporation

ROBERT L. MIODUNSKI
March 2, 2004	President and
Chief Executive Officer

Robert Luciano

RE: Employment Agreement

Dear Mr. Luciano:

Bally Gaining, Inc. (“Bally”), is pleased to offer you employment for Sierra Design Group under the following terms and conditions effective on March 2, 2004 (the “Effective Date”). This offer is not intended to, and if accepted it will not, create an agreement of employment for any specific term or otherwise alter the at-will nature of your employment relationship with Bally. Either you or Bally may terminate your employment at any time with or without cause.

Position and Title. Your current position, title, and duties will be: Executive Vice President of Bally and President of Sierra Design Group, reporting to the President of Bally, duties generally including all management and supervision of Sierra Design Group’s systems business unit and product groups and any other related duties the president of Bally may assign to you.

Salary. Your annual base salary will be $250,000 beginning on the Effective Date. Your base salary will be reviewed annually and adjustment may be made at Bally’s option based on merit.

Signing Bonus. You will receive a one-time $50,000 signing bonus on the Effective Date.

Annual Bonus. You will receive a $50,000 bonus payable on each anniversary of the Effective Date that you remain employed by Bally.

Salary Continuation. If your employment is terminated without cause after the Effective Date, you will continue to receive your base salary on normal paydays until one year after the termination date (the “Salary Continuation Period”), less standard withholding. Please note that this salary continuation will not apply if Bally terminates you for cause or if you terminate your employment for any reason at any time.

Management Incentive Program. You will be entitled to participate in Bally’s Management Incentive Program established for Sierra Design Group at the level of business unit head. Under this incentive plan you will be eligible to receive, at the discretion of the board of directors of

Bally, up to 100% of your base salary at performance of 20% above plan. The “at plan” incentive is 50% of base salary. The “at plan” targets for EBITDA and Operating Income for the periods through June 30 2007 shall be per the attached Exhibit A, Exhibit B and Exhibit C. Bally reserves the right to modify this plan at its sole discretion after June 30, 2007.

MIP Continuation. If your employment is terminated without cause, you will receive “MIP Continuation” as follows. The Management Incentive Plan fiscal year performance factors shall be determined as of the end of the month immediately preceding the date of termination. The results shall then be annualized for the remainder of the fiscal year. Your MIP Continuation shall be the amount you would have received for the entire fiscal year based on the annualized results. For example and without limitation, if your employment is terminated without cause on January 15, 2006; the MIP performance factors would be determined for the fiscal year-to-date through December 31, 2005, the result would be annualized (in the case of the example, multiplied by two because the performance factors were measured for half the fiscal year), and the appropriate bonus based on the annualized amount would be calculated pursuant to the MIP, and this amount (the “MIP Continuation Amount”) would be paid to you at the time other payments are disbursed for the fiscal year in question under the Management Incentive Plan. In addition, in the event Bally extends your Non-Compete Period as set forth below, Bally shall also pay you the MIP Continuation Amount for the extension period at the time other payments are disbursed for the fiscal year in question under the Management Incentive Plan.

The foregoing terms are contingent on you agreeing to and complying with the following:

Covenant not to compete. You agree not to compete with Bally for as long as you are employed by Bally. You agree not to compete with Bally for one year after your employment with Bally ends, if Bally terminates you for cause or if you quit for any reason (the “Non-Compete Period”). Notwithstanding the foregoing agreement with respect to the Non-Compete Period, you also agree, as part of the terms and conditions of that certain Stock Purchase Agreement, dated November 10, 2003, by and among Alliance, Sierra Design Group, you and your trust, and as a separate and independent covenant, not to compete with Bally and any of its affiliates for a period of three and one half years from the Effective Date.

For purposes of this offer and your subsequent employment, the term “cause” is hereby defined to mean only the following events as determined by Bally, upon reasonable investigation, in its judgment and discretion, as the case may be:

(1)           A material act or omission which is dishonest or fraudulent against Bally;

(2)           A conviction of a felony or conviction of a gross misdemeanor involving moral turpitude or criminal conduct against any person or property, including without limitation, Bally;

(3)           A substantial act or omission that constitutes willful misconduct in the performance of your job responsibilities or material failure to adhere to Company policies;

(4)           A substantial act, omission or pattern of conduct in the performance of your job responsibilities, which constitutes failure to meet satisfactory, work standards. You shall have thirty days written notice from Bally to effect a cure of unsatisfactory work standards and avoid termination hereunder;

(5)           Any material breach of this letter agreement. You shall have thirty days after written notice describing the particulars of the default from Bally to you to effect a cure and avoid termination hereunder;

(6)           Failure to comply with any provision of the gaming laws of the State of Nevada or the rules and regulations of the Nevada Gaming Control Board or the Nevada Gaming Commission or any gaming law, ordinance, rule or regulation of any city or county having jurisdiction, or the gaming laws, regulations and rules of any other nation, state, county or other jurisdiction in which Bally may be doing business at any time which will materially and negatively affect the registration and licensing of Bally. You shall have thirty days’ written notice from Bally to effect a cure and avoid termination hereunder.

If you are terminated without cause, you agree not to compete with Bally during your Salary Continuation Period, as set forth above. Furthermore, if you are terminated without cause, Bally may elect, at its sole option, to extend your period of non-competition for an additional period of time of up to one year if Bally provides you with Salary Continuation and MIP Continuation during this additional period of non-competition. In the event Bally so elects to exercise its option to extend the Non-Compete Period, Bally shall give you written notice at least one-hundred eighty days before the expiration of the initial Non-Compete Period.

To “compete” means to establish, engage, or be connected with, directly or indirectly, any person or entity engaged in a business in competition with the business Bally (which, as defined above, includes any of Bally’s subsidiaries or affiliates) in any area where Bally does business, whether as an employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which you do not undertake any management or operational or advisory role) or in any other capacity, for your own account or for the benefit of any person or entity.

You acknowledge and agree that the scope and duration of this covenant not to compete are reasonable and fair. However, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, you and Bally agree that the covenant shall be enforced to the greatest extent the court deems appropriate and that the court may modify this covenant to that extent.

Covenant not to solicit customers, employees, or consultants. You agree that during your employment with Bally and for six months after your employment ends for any reason or for the duration of your entire Non-Compete Period, whichever is longer, you shall not, directly or indirectly, (i) aid or endeavor to solicit or induce any other employee or consultant of Bally to leave Bally to accept employment of any kind with any other person or entity, or (ii) solicit the trade or patronage of any of Bally’s customers (which includes customers of any of Bally’s subsidiaries or affiliates) or of anyone who has traded or dealt with Bally with respect to any technologies, services, products, trade secrets, or other matters in which Bally is active.

Confidential information. You agree that your work for Bally will give you access to confidential matters of Bally not publicly known such as proprietary matters of a technical nature

(including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by Bally in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same. “Confidential Matters” shall not include any matters for which you have prior knowledge of prior to the Effective Date of this Agreement or matters that are known or come to be known as industry standard practice.

You agree to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of Bally and the scope of your employment, disclose or use any such Confidential Matters at any time except with prior written consent of Bally. You agree that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in your possession from time to time (whether or not written or prepared by you) embodying Confidential Matters shall be and remain the sole property of Bally, and you will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons. You further agree to deliver all Confidential Matters, including copies, immediately to Bally on termination of your employment for any reason, or at any time Bally may request.

Unless required by court proceeding, for a period of ten years after termination of your employment with Bally for any reason, you shall not reveal directly or indirectly to any person or entity or use for your personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of Bally) any Confidential Matters. To the extent that any Confidential Matters are considered by Bally as Trade Secrets, you agree that all limitations on use of these Trade Secrets shall last forever. You further agree that immediately upon or after termination, you will deliver to Bally all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in your possession relating to the business of Bally or its subsidiaries and affiliates.

Intellectual Property. You shall promptly disclose in writing to Bally all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by you, either alone or with others, during your employment with Bally or during the first six months after your employment with Bally ends for any reason, that (i) relate in any manner to the existing or contemplated business or research activities of Bally, (ii) are suggested by or result from your work for Bally; or (iii) result from the use of time, materials, or facilities of Bally. All Inventions you conceive, develop, or first actually reduce to practice, either alone or with others, while employed by Bally that relate in any manner to the existing or contemplated business or research activities of Bally shall be the exclusive property of Bally. You assign to Bally your entire right, title, and interest in and to all such Inventions and to all unpatented Inventions that you now own, except those specifically described in a statement that has been separately executed by you and an officer of Bally and attached hereto, provided, however, that if no such list is attached, you represent and warrant that there are no such Inventions. You will, at the request and expense of Bally, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by Bally at any time, whether during your employment with Bally or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in Bally or its assignees. Any Invention that you disclose to a third person or describe in a patent application filed by you or in your behalf during your employment with Bally or within six months after your employment with Bally terminates for any reason shall be presumed to have been conceived or made by you during your employment with Bally unless proved to have been conceived and made by you after the expiration or termination of this letter agreement.

Non-disparagement. You and Bally each agree that, during your employment with Bally and after your employment with Bally terminates for any reason, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of Bally, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this letter agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

Injunctive relief; jurisdiction. You acknowledge that Bally will suffer irreparable injury; not readily susceptible of valuation in monetary damages, if you breach any of your obligations under the non-compete, non-solicitation, non-disclosure, confidentiality, intellectual property or non-disparagement sections of this Agreement. Accordingly, you agree that Bally will be entitled, at its option, to injunctive relief against any breach by you of your obligations under these sections in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity. You hereby submit to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by Bally to obtain such injunctive relief, and agree that process may be served on you under the relevant rules of civil procedure, addressed to your last address known to Bally, or in any other manner authorized by law.

Material inducements. The restrictive covenants and other provisions in this letter agreement are material inducements to Bally entering into and performing its obligations under this letter agreement. Accordingly, in the event of any breach of these provisions by you, in addition to all other remedies at law or in equity possessed by Bally, including but not limited to the right to enforce the covenants you have agreed to in this letter agreement, Bally shall have the right to terminate this letter agreement and your employment with Bally and not pay any amounts payable to you under this letter agreement.

Except as expressly modified by this letter, the terns and conditions of your employment with Bally shall remain in full force and effect and shall be subject to Bally’s regular employment policies and practices as may be in effect from time to time. This letter comprises the entire agreement between you and Bally and supersedes all other oral and written agreements previously entered into by you and Bally concerning the same subject matter. To repeat, this offer is not intended to, and if accepted it will not, create an agreement of employment for any specific term or otherwise alter the at-will nature of your employment relationship with Bally. If you accept this offer, either you or Bally may terminate your employment at any time with or without cause.

If you accept this offer, please sign below and return this letter to me. A copy will be sent for your records. Once signed and returned, this letter will comprise a binding agreement between you and Bally. This agreement may be executed by facsimile copy and in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. If you have any questions about its meaning, you are urged to consult with your attorney.

Sincerely,

ALLIANCE GAMING CORPORATION

/s/ Robert L. Miodunski
By: Robert L. Miodunski, President

ACCEPTANCE

I have read the foregoing letter, and I have reviewed it with counsel or have had the opportunity to do so. I understand and accept its terms.

/s/ Robert Luciano	March 2, 2004
Robert Luciano	Date signed